Exhibit 99.1
Resignation of Mary Louise Cummings from the Board of Directors - Becomes Senior Advisor At NHTSA

Stockholm, Sweden, October 25, 2021: The automotive technology company Veoneer, Inc. (NYSE: VNE and SSE: VNE SDB), today announced that Mary Louise Cummings submitted her resignation from the Veoneer board of directors (the "Board") and from her role as a member of the audit committee of the Board (the "Audit Committee"), effective November 1, 2021, in connection with accepting her nomination by the Joe Biden administration as Senior Advisor for Safety at the National Highway Traffic Safety Administration.

“I would like to take this opportunity to express my gratitude and appreciation for the service and contributions made by Dr. Cummings,” said Jan Carlson, Chairman, President and CEO of Veoneer. “Since joining the board, Dr. Cummings’ active participation and thoughtful guidance to the company and its board throughout her time with the board have been greatly appreciated.”

In connection with Dr. Cummings’ resignation, effective November 1, 2021, the Board will appoint Jonas Synnergren, a current member of the Board, to serve on the Audit Committee and reduce the size of the Board to seven members.

For more information please contact:
Thomas Jönsson, EVP Communications & IR,
thomas.jonsson@veoneer.com, tel +46 (0)8 527 762 27

Veoneer, Inc. is a worldwide leader in automotive technology. Our purpose is to create trust in mobility. We design, develop, and manufacture state-of-the-art software, hardware and systems for occupant protection, advanced driving assistance systems, and collaborative and automated driving to OEMs globally. Headquartered in Stockholm, Sweden, Veoneer has 7,500 employees in 11 countries. In 2020, sales amounted to $1.37 billion. The Company is building on a heritage of close to 70 years of automotive safety development. In 2018, Veoneer became an independent, publicly traded company listed on the New York Stock Exchange (NYSE: VNE) and on the Nasdaq Stockholm (SSE: VNE SDB).
Safe Harbor Statement: This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Veoneer, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements, including general economic conditions and fluctuations in the global automotive market. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.